Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Advanced Series Trust:

We consent to the use of our report dated February 25, 2019, with respect to the financial statements and financial highlights of AST Goldman Sachs Global Growth Allocation Portfolio and AST T. Rowe Price Diversified Real Growth Portfolio (two of the portfolios comprising Advanced Series Trust), as of December 31, 2018, and for the respective years or periods presented therein, each incorporated by reference herein. We also consent to the references to our firm under the heading “Financial Highlights” in the prospectus/proxy statement.

New York, New York

November 19, 2019